Exhibit 19

NBT Bancorp Inc.
Policy Regarding Trading In Securities
and Protection of Confidential Information
The following Policy sets forth policies regarding trading in securities and protection of confidential information by all personnel of NBT Bancorp Inc. (“NBT Bancorp”) and its divisions and subsidiaries (collectively, “NBT”).  As described in more detail in this Policy, this Policy generally applies to all directors and employees of NBT, as well as to their family members and certain other persons.  In addition, certain provisions of this Policy, particularly those limiting trading in securities of NBT Bancorp to specific times and certain approval and reporting requirements, apply to members of NBT’s senior management.
Each director and employee will be required to confirm, on commencement of employment or association and annually thereafter, that he or she has read and understood this Policy and both has complied and will comply with this Policy.  Please read this Policy carefully and retain it for your future reference.

Summary

Set forth below is a summary of certain aspects of this Policy.  This Summary is intended to be used as a convenient reference to the more detailed information in this Policy and is qualified in its entirety by reference to the provisions of this Policy.  The Summary should not be used in place of this Policy because, in addition to containing more detailed information, this Policy contains other rules and standards on topics that are not included in the Summary.  Certain terms used in the Summary are defined in this Policy.
1.
No director or employee who is in possession of material, non-public (“inside”) information concerning an issuer (whether NBT or any other company) or its securities may engage in transactions (including gifts) involving securities of that issuer in breach of a duty of trust or confidence owed to that issuer, its shareholders or any other person who is the source of the information.

2.
No director or employee may engage in front running, scalping, day trading in NBT Bancorp securities, short selling of NBT Bancorp securities, trading in options or derivatives on NBT Bancorp securities, or engage in hedging transactions.

3.
No director or employee may pledge any NBT Bancorp securities that such director or employee directly or indirectly owns or controls as collateral for a loan, except for shares that were already pledged as of January 27, 2014. However, under certain circumstances in accordance with this Policy, an exception to this prohibition may be granted, with the approval of the Chief Executive Officer and either the Chief Financial Officer or the General Counsel, to a director or to a member of the Executive Management Team, who desires to pledge NBT Bancorp securities as collateral for a loan other than for purposes of a margin account.

4.
Trust Officers (as defined within) must report to the Insider Trading Compliance Officer, quarterly, all purchases and sales of securities of any issuer for his or her own account (or the account of other persons subject to these Rules) that in the aggregate for any one issuer in any quarter equal or exceeds $10,000, with certain exceptions.

5.
Senior Officers/Directors may not engage in transactions (including gifts) involving securities of NBT Bancorp at any time other than while the “trading window” is “open.”  Senior Officers/Directors also may not engage in transactions (including gifts) involving securities of an issuer other than NBT Bancorp if such issuer is a Restricted Issuer as designated by the Insider Trading Compliance Officer.  Limited exceptions apply to both of these prohibitions.

6.	Additional rules apply to directors and officers subject to Section 16 of the Securities Exchange Act of 1934, including forfeiture to NBT Bancorp of short‑swing profits by such persons.

7.
Senior Officers/Directors and Section 16 Insiders must obtain clearance from the Insider Trading Compliance Officer or such designated person prior to engaging in any transaction (including gifts) involving NBT securities.

8.
Directors and employees who obtain confidential information about NBT or any other company through their employment with NBT are strictly forbidden to disclose that information to any person, including any person within NBT, unless such disclosure is authorized in accordance with this Policy.

Introduction

The purpose of this Policy is to ensure that NBT and its directors and employees comply with federal securities laws prohibiting the trading of securities while in the possession of material inside information, as well as to preserve the confidentiality of confidential information concerning NBT and persons with whom we do business.  The Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Insider Trading Act”) imposes severe penalties for violations of insider trading laws, including criminal penalties of up to $5,000,000 and twenty years in prison and a civil penalty of up to three times the profit gained or loss avoided as a result of the violation.  Moreover, “controlling persons,” which could include NBT, may also be subject to penalties under the Insider Trading Act. In particular, for failing to take steps to prevent insider trading, NBT (and/or its executive officers and directors) could face (i) criminal penalties of up to $25,000,000, and (ii) civil penalties of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of an employee’s violation. In addition, individual states may impose their own penalties.
This Policy is designed not only to protect us from civil or criminal liability under the Insider Trading Act but also to protect our reputation for integrity.  Further, compliance with this Policy will result in the protection of our own business secrets and those secrets our customers have entrusted with us.
In general, this Policy sets forth standards and rules with respect to insider trading, confidential information and related matters.  Among other things, this Policy provides rules and standards regarding transactions in securities by directors, employees, their family members, members of their immediate household and accounts over which they may exert influence.  This Policy supplements NBT’s Code of Business Conduct and Ethics and is not intended to affect other policies applicable to particular subsidiaries, departments, divisions, groups or entities, except to the extent that such policies are inconsistent with this Policy.  Further, certain employees may be subject to additional requirements, including Comptroller of the Currency requirements for trust activities, reporting requirements under the securities laws and the regulations of the Securities and Exchange Commission (“SEC”) and reporting and other requirements of various self--regulatory organizations.
The Board of Directors of NBT Bancorp (the “Board”) will from time to time designate an officer to act as the “Insider Trading Compliance Officer” under this Policy.  As of July 26, 2010, the Board has designated NBT Bancorp’s General Counsel as the Insider Trading Compliance Officer (except that the Insider Trading Compliance Officer with respect to General Counsel is the Chief Financial Officer of NBT Bancorp).  The Insider Trading Compliance Officer is responsible for monitoring compliance with and enforcing this Policy.  All questions, reports or requests for approvals under this Policy should be directed to the Insider Trading Compliance Officer.
Certain of the following standards and rules are by necessity, general in nature. In practice, there may be situations that warrant exceptions.  Any exceptions must be approved by the Insider Trading Compliance Officer.
Directors or employees who suspect a violation of this Policy are encouraged to contact the Insider Trading Compliance Officer.
This Policy uses the term “NBT Bancorp” to refer to NBT Bancorp Inc.  The term “NBT” means NBT Bancorp and all of its subsidiaries, including any organizations directly or indirectly under its control.  References to “you” refer to any director, employee or other person subject to this Policy.

Summary Of Federal Securities Laws Prohibiting Insider Trading

The Insider Trading Act represents the response of Congress and the President of the United States to a series of revelations concerning serious episodes of abusive and illegal practices in the securities markets, most prominently on Wall Street.  As discussed in the Introduction, the Insider Trading Act imposes substantial criminal and civil penalties on individuals, businesses and other entities that violate insider trading laws.  It also imposes similar liabilities on “controlling persons” who knowingly or recklessly fail to take appropriate measures designed to prevent the occurrence of insider trading violations.  The Board has adopted this Policy to protect you from any liabilities under the Insider Trading Act, and to protect NBT from any such liabilities as a result of a possible broad application of this “controlling person” standard of liability.
A determination of what constitutes insider trading is complex and far-reaching in application, and is quite often subjective in nature.  Consequently, the following is only a general description of insider trading.  There are exceptions in the law to this general description, but the exceptions apply only in limited circumstances and should be relied upon only after consulting the Insider Trading Compliance Officer or your own legal counsel.  Therefore, unless you are sure that information is not inside information, or that your trading while in possession of such information is not unlawful, you should presume that it is or consult with the Insider Trading Compliance Officer.
“Insider trading” generally involves transactions in the security of an issuer, on the basis of material non-public information (sometimes referred to as “inside” information) about that security or issuer, in breach of a duty of trust or confidence to the issuer, its shareholders or any other person who is the source of the information.  Such trades could be for your own account, or for the account of a family member, or for the account of any other person or entity if you have control or influence over that person or entity or its trading.  Federal securities laws also prohibit “tipping,” which involves communicating such material non-public information to others who may trade in the securities to which that information relates (or who further communicate it to others who may trade in such securities), or recommending that others engage in transactions in securities to which that information relates.
Inside information is material, non-public information.  The terms “material” and “non-public” are defined further below.
“Material” Information.
Information about a company (NBT or another company) that issues securities (i.e., an “issuer”), or about its securities, is “material” if the public dissemination of that information would likely affect the market price of any of its securities, or if the information would likely be considered important by an investor in determining whether to buy or sell or hold such securities.
It is impossible to provide a complete list of information that may be material, but some examples of the types of information likely to be material include:
•	Financial results, reports or projections;

•	Current, proposed or contemplated transactions, business plans, financial restructuring, acquisition targets, customers, suppliers, creditors or investors;

•	Dividend increases or decreases;

•	Extraordinary borrowings or liquidity problems;

•	Defaults under agreements or actions by creditors, customers or suppliers relating to a company’s credit standing;

•	Proposed or contemplated issuance or redemption of securities, including stock splits;

•	Significant expansions or contractions of operations, including acquisitions and divestitures;

•	Increases or decreases in orders or information about major contracts;

•	The institution of, or developments in, litigation or regulatory proceedings;

•	Developments regarding a company’s board or senior management;

•
Examination reports issued by regulatory agencies such as the Comptroller of the Currency, a Federal Reserve Bank, the Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers or similar governmental or self-regulatory agencies;

•	Proprietary information such as customer lists, methods of doing business, computer software, source codes, databases and other valuable business, administrative or operations related information;

•	Investment, business or trading plans or positions, including such things as significant changes in prices, marketing or products;

•	Written investment recommendations or other similar analyses regarding an issuer of publicly traded securities; and

•
Significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in a company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); and

•	Assessments of the creditworthiness of borrowers or clients or any other internal analyses of borrowers or clients or their businesses (whether or not based on confidential information).

“Non-Public” Information.
Information that has not been disclosed to the public generally is “non-public.”  To show that information is “public,” you should be able to point to evidence that it has been widely disseminated and that the investment community has had an opportunity to evaluate the information.  Information would generally be deemed widely disseminated if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as AP or Reuters; radio or television; newspapers or magazines; or widely circulated public disclosure documents filed with the SEC, such as prospectuses or proxy statements.  On the other hand, information may be non-public if it is available only to directors, certain employees of an issuer or a select group of persons.  Moreover, information will be considered “non-public” until the investment community has had an opportunity to evaluate it.  Generally, this means waiting for at least one trading day after information has been disclosed before it will be considered “public” (or longer, in the case of complex information or information regarding complex transactions). If, for example, NBT were to make an announcement on a Monday, you should not trade in NBT’s securities until Wednesday. Depending on the particular circumstances, NBT may determine that a longer or shorter period should apply to the release of specific material non-public information.

“On the Basis Of.”
Under SEC rules, if you trade in a security while you are “aware” of material non-public information, your trade will be considered to have been “on the basis of” that inside information unless you prove that you have met a very narrow exception provided under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), which provides a defense from insider trading liability .  This exception is discussed in more detail below.  This exception, however, is very narrow, and you would have the burden of proving that you complied with the exception.  Consequently, you should rely on it only with the advice of an attorney experienced in such matters.  In all other cases, you should assume that any trade you make while aware of inside information will be “on the basis of” that information.
Duties of Trust and Confidence.
A trade on the basis of material non-public information generally is a violation of insider trading laws only if it breaches a duty of trust and confidence owed to the issuer or any other person who is the source of the information.  Any trade on the basis of material non-public information about NBT, however obtained, or about another issuer that is obtained through your employment with NBT, will always be considered in breach of the duty of trust and confidence NBT has placed in you.  Moreover, information obtained outside of your employment may also be in breach of such a duty.  In particular, the SEC’s rules provide that such a duty of trust or confidence exists whenever:
•	A person agrees to maintain information in confidence;

•
The person communicating the information and the recipient have a history, pattern or practice of sharing confidences, such that the recipient knows or reasonably should know that the person disclosing the information expects the recipient to maintain the information’s confidentiality; or

•
A person receives such information from his or her spouse, parent, child or sibling (unless the recipient can prove that no duty of trust or confidence existed between the recipient and the disclosing family member).

Therefore, unless you are certain that a trade of securities while in possession of material non‑public information would not breach a duty of trust and confidence, you should assume it does and abstain from trading.

Securities Transactions By Directors And Employees

Because the Insider Trading Act and other SEC rules constructively require NBT, as a possible “controlling person,” to adopt a policy reasonably designed to prevent the misuse of inside information, such policy must contain more than statements and explanations.  It must also require affirmative action by directors and employees as part of the monitoring process necessary to give the policy integrity as well as the deterrent effect it is intended to have.  Consequently, set forth below are specific rules (the “Rules”) regarding the personal securities transactions of directors, employees and other persons.  The Rules are not intended to limit the discussion of insider trading laws in the prior section.  Any violation of insider trading laws, even if in technical compliance with the Rules, will be a violation of this Policy.
Persons to whom the Rules apply.
The Rules set forth under the caption “Rules of General Application” apply to all directors and employees of NBT, except as indicated in such Rules.  For purposes of this Policy, the term “directors and employees of NBT” includes any director or employee of NBT Bancorp, any subsidiary or other organization controlled, directly or indirectly, by NBT Bancorp, or any division of NBT Bancorp or any such subsidiary or other organization.  In addition, the term “employee” includes any officer, part-time employee or “leased” employee, whether or not such person is an “employee” of NBT under the tax laws or for any other purpose.
Certain directors and members of senior management are subject to additional Rules set forth under “Rules Applicable to Senior Officers/Directors.”  The persons subject to these additional rules (the “Senior Officers/Directors”) are:
•	any director of NBT Bancorp, NBT Bank, National Association and certain affiliates;

•	any officer of NBT Bancorp with the rank of Executive Vice President or above;

•	any President of any division or subsidiary of NBT Bancorp;

•	any member of the NBT Bancorp Operating Committee; and

•	any other person designated by the Chief Executive Officer of NBT Bancorp or the Insider Trading Compliance Officer as a “Senior Officer/Director” under this Policy.

Finally, all directors of NBT Bancorp and certain officers of NBT are subject to the requirements of Section 16 of the Exchange Act.  These directors and officers are referred to as “Section 16 Insiders.”  NBT Bancorp will determine annually those officers who are Section 16 Insiders and will inform any officer who becomes a Section 16 Insider, or who ceases to be a Section 16 Insider, of such change in status.  The Rules set forth under “Rules Applicable to Section 16 Insiders” apply only to Section 16 Insiders.

Any of the Rules that apply to your transactions also apply to transactions by members of your family and household members and the securities transactions of accounts over which you or your family or household members exercise investment discretion or control.*  For purposes of this Policy, family members consist of your spouse, any minor children, older children living at your home, older children primarily reliant on you for financial support, and any other relatives (by marriage or otherwise) living in your household.  You are responsible for the compliance with this Policy and the Rules by your family and household members and must report their personal securities transactions as if such transactions were for your own account.
Insider Trading Rules.
Rules of General Application.
G1.
No director or employee (or any other person designated as subject to the Rules) may engage in transactions (including gifts) involving securities of any issuer (whether NBT or any other company) on the basis of material non-public information concerning that issuer or its securities in breach of a duty of trust or confidence to such issuer, its shareholders or any other person who is the source of the information.  All of the terms used in this Rule G1 have the meanings as defined in the SEC’s rules and the law of insider trading as in effect on the date this Policy is adopted or as they may be in effect at any time thereafter.  Rules E1-E3, described below, set forth certain transactions which are not considered to be in violation of this Rule G1.

G2.	No director or employee (or any other person designated as subject to the Rules) may engage in any of the following types of transactions:

•
“Front running,” i.e., buying or selling securities for your own account on the basis of your knowledge of NBT’s trading positions or plans with respect to NBT Bancorp’s or another companies’ securities.

•
“Scalping,” i.e., buying or selling securities (whether issued by NBT Bancorp or another company) for your own account on the basis of knowledge about the trading positions or plans of an NBT customer or NBT’s forthcoming research recommendations.

•	“Day trading” in NBT Bancorp securities, i.e., buying and selling the same or similar NBT Bancorp securities during one calendar day.

•
“Short selling” of NBT Bancorp securities, i.e., selling NBT Bancorp securities at a specified price on a specified date when you do not, at the time of the trade, own the securities to be sold.  This does not apply to sales of shares to be delivered on exercise of a stock option in a so‑called “cashless exercise” through a broker.  Also, short selling “against the box,” i.e., short-selling securities when you own other securities of the same class, is not prohibited by this Rule G2; provided that such short selling by Section 16 Insiders must be in compliance with Section 16(c) of the Exchange Act (i.e. the securities must be delivered within 20 days or deposited in the mail or other channels of transportation for delivery within five days of the sale).

•
Trading in options or derivatives on NBT Bancorp securities, such as puts or calls or other “hedging” transactions.  The receipt or cash exercise of an option granted by NBT, or any transaction between you and NBT relating to such an option (such as an exchange of one option for another) does not constitute “trading” for purposes of this Rule G2.

*Accounts over which you or a family or household member exercises investment discretion or control in the normal course of employment responsibilities are not subject to the reporting requirement described below but are subject to the insider trading limitations and the confidentiality regulations of this Policy.  However, transactions in such accounts may be subject to review by audit or compliance personnel.

G3.
With the approval of the Insider Trading Compliance Officer, a subsidiary, department or division may adopt additional restrictions or limitations (such as requiring prior approval of securities transactions) governing the personal securities transactions of some or all of the employees of that subsidiary, department or division. If a subsidiary, department or division adopts such additional restrictions or limitations, the Insider Trading Compliance Officer may require all subsidiaries, departments or divisions engaged in similar activities under similar circumstances to adopt the same or similar additional restrictions or limitations.  Any such additional restrictions or limitations in existence prior to the effective date of this Policy shall not be subject to this Rule G3 unless and until they are amended.  Any such additional restrictions or limitations shall be considered a part of these Rules.

G4.
Any director or employee of a subsidiary, department or division which is involved in, or who is otherwise working in, securities trading, investment management or advisory services or investment research services (any such director or employee being a “Trust Officer”) must report in writing to the Insider Trading Compliance Officer, within ten business days of the end of each quarter, all purchases and sales of publicly traded securities of any issuer for his or her own account (or the account of other persons subject to these Rules), if such purchases and sales of securities of that issuer in that quarter equaled or exceeded $10,000.  The term Trust Officer applies to an employee and/or officer working in these services for NBT Wealth Management, EPIC Advisors, Inc. or NBT Insurance Agency, LLC.  This Rule G4 does not apply to transactions in open-end mutual funds, unit investment trusts, or obligations of any U.S. federal, state or municipal government or agency.  In the case of the exercise or sale of a derivative security such as an option, warrant or right, the market price of the underlying securities on the date of the purchase or sale of the derivative security shall be used in determining whether this $10,000 threshold amount is met or exceeded.  Further, the purchase or sale (but not the exercise) of the underlying securities is a separate transaction from the purchase or sale of the derivative security.  For example, if you (or one of your family members) purchase shares of ABC Company on January 1 for $7,000 and later in January you (or one of your family members) sell shares of XYZ Company for $3,000, these two transactions must be reported no later than the tenth business day of April since the aggregate amount involved in the purchase and sale of stock in in the first calendar quarter is $10,000.  This report shall be made on a copy of the Report Form attached hereto as Exhibit A.

G5.
No director or employee may pledge any NBT Bancorp securities that such director or employee directly or indirectly owns or controls as collateral for a loan, except for shares that were already pledged as of January 27, 2014 (“Grandfathered Shares”). Such Grandfathered Shares may continue to be pledged until released pursuant to the relevant pledge arrangements.  Notwithstanding the foregoing, the Insider Trading Compliance Officer may, in accordance with this Policy, grant an exception to this prohibition to an employee, who is not a member of the Executive Management Team, who desires to pledge NBT Bancorp securities as collateral for a loan other than for purposes of a margin account.  However, under certain circumstances in accordance with this Policy, an exception to this prohibition may be granted, with the approval of the Chief Executive Officer and either the Chief Financial Officer or the General Counsel, to a director or to a member of the Executive Management Team, who desires to pledge NBT Bancorp securities as collateral for a loan other than for purposes of a margin account.  In making such determination, the Insider Trading Compliance Officer, Chief Executive Officer, Chief Financial Officer, and/or General Counsel shall consider relevant factors, including, but not limited to:

•
the amount of pledged NBT Bancorp securities outstanding at any time in relation to the total number of similar NBT Bancorp securities outstanding and the market value and trading volume of such similar NBT Bancorp securities;

•	the financial capacity of the borrower to repay the loan without resort to the pledged NBT Bancorp securities; and

•	the terms of the proposed pledge arrangement, including loan to value ratio, the nature of any other collateral securing the loan and the ability to substitute collateral or similar terms.

Rules Applicable to Senior Officers/Directors.
S1.
Except as provided in Rules E1-E3, no Senior Officer/Director may engage in transactions (including gifts) involving securities of NBT Bancorp at any time other than while the “trading window” is “open.”  This restriction applies to the discretionary reallocation of investments in the NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan and such reallocation must be performed during a trading window or pursuant to Rule E3.  The Insider Trading Compliance Officer will inform all Senior Officers/Directors of the opening of the trading window by e-mail, memorandum or similar means.  The trading window will generally be open during the period beginning one full trading day following the release of NBT’s quarterly or annual financial data and ending on the fifteenth (15th) day prior to the end of each fiscal quarter; however, no Senior Officer/Director should assume that the window is open unless the Insider Trading Compliance Officer has specifically so notified such Senior Officer/Director.  The Insider Trading Compliance Officer may close the window at any time, notwithstanding any prior statements regarding its opening.

S2.
Except as provided in Rules E1-E3, no Senior Officer/Director may engage in transactions involving securities of any issuer other than NBT if such issuer is considered a “Restricted Issuer”.  The list of Restricted Issuers is maintained by the Insider Trading Compliance Officer. Before purchasing or selling securities of financial institutions within the NBT’s geographic market area, Senior Officers/Directors should consult the Insider Trading Compliance Officer to ensure that the financial institution is not a Restricted Issuer.  The Insider Trading Compliance Officer may institute such provisions, in addition to or instead of the notices provided for in this Rule S2, for dissemination and verification of information as to the identity of Restricted Issuers.

S3.
Any time that a Senior Officer/Director engages in any transaction (including gifts) involving NBT equity securities, such Senior Officer/Director Insider must obtain clearance from the Insider Trading Compliance Officer or such designated person for all such transactions prior to the action. Notwithstanding the foregoing, a Senior Officer/Director may report the reinvestment of dividends under any dividend reinvestment plan as soon as practicable after he or she receives a statement reflecting such transactions.**  In addition, Senior Officer/Directors do not need to receive pre-clearance for trades pursuant to an approved “contract, instruction or plan” made in accordance with Rule 10b5-1(c) (as described below), but must receive prior approval before implementing or amending such a plan. If a Senior Officer/Director seeks pre-clearance and permission to engage in the transaction is denied, then the Senior Officer/Director should refrain from initiating any transaction in NBT’s securities and should not inform any other person of the restriction. When a request for pre-clearance is made, the Senior Officer/Director should carefully consider whether he or she may be aware of any material non-public information about NBT and should describe fully those circumstances to the Insider Trading Compliance Officer.

Clearance of a transaction or a Rule 10b5-1 plan pursuant to this section is valid for no more than the three-business day period immediately following receipt by the Senior Officer/Director of such clearance.
Rules Applicable to Section 16 Insiders.
I1.
Each Section 16 Insider is responsible for filing all forms such Section 16 Insider is required to file under Section 16 of the Exchange Act and the rules thereunder.  Unless otherwise approved by the Insider Trading Compliance Officer, NBT will prepare all such forms for all Section 16 Insiders.  Whether prepared by the Section 16 Insider, NBT or another person, each Section 16 Insider is solely responsible for the accuracy and timely filing of his or her Section 16 forms.

I2.
With respect to any Section 16 Insider for whom NBT prepares the Section 16 forms in accordance with Rule I1 above: Upon becoming a Section 16 Insider, such Section 16 Insider must notify the Insider Trading Compliance Officer, or such other person as the Insider Trading Compliance Officer may designate for this purpose, of all NBT equity securities “beneficially owned” by such Section 16 Insider.  In addition, any time that such Section 16 Insider engages in any transaction (including gifts) involving NBT equity securities, such Section 16 Insider must obtain clearance from the Insider Trading Compliance Officer or such designated person of all such transactions prior to the action.  Notwithstanding the foregoing, a Section 16 Insider may report the reinvestment of dividends under any dividend reinvestment plan as soon as practicable after he or she receives a statement reflecting such transactions.**  In addition, Section 16 Insiders do not need to receive pre-clearance for trades pursuant to an approved “contract, instruction or plan” made in accordance with Rule 10b5-1(c) (as described below), but must receive prior approval before implementing or amending such a plan. If a Section 16 Insider seeks pre-clearance and permission to engage in the transaction is denied, then the Section 16 Insider should refrain from initiating any transaction in NBT’s securities and should not inform any other person of the restriction. When a request for pre-clearance is made, the Section 16 Insider should carefully consider whether he or she may be aware of any material non-public information about NBT and should describe fully those circumstances to the Insider Trading Compliance Officer. Clearance of a transaction or a Rule 10b5-1 plan pursuant to this section is valid for no more than the three-business day period immediately following receipt by the Section 16 Insider of such clearance. Timely compliance with these requirements is essential to enable NBT to prepare the filings on a timely basis.  NBT is required to disclose, in its annual proxy statement and other filings, any failure by a Section 16 Insider to make timely filings of forms under Section 16 of the Exchange Act.  Section 16 Insiders may also be subject to fines or other penalties.

** Participants in NBT Bancorp’s Automatic Dividend Reinvestment and Stock Purchase Plan are permitted by the terms of such plan to make voluntary cash payments to the plan for investment in NBT Bancorp common stock.  Senior Officers/Directors and Section 16 Insiders are NOT permitted to delay reporting investments in NBT securities by such voluntary cash payments until they receive a statement reflecting such investments; Senior Officer/Directors and Section 16 Insiders must report any investments by such voluntary cash payments prior to making such investments.  Because it may be difficult to obtain the information needed to report such investments on a timely basis, participation by Section 16 Insiders in the voluntary cash payment portion of the Automatic Dividend Reinvestment and Stock Purchase Plan is discouraged.

I3.
Short-swing profits (the profit from the purchase and then sale or sale and then purchase, or a “matchable” transaction, of the securities of NBT Bancorp within a six-month period) by Section 16 Insiders are forfeitable to NBT.  Short swing profit liability is measured by matching the highest sale price with the lowest purchase price of transactions occurring within the same six-month period less related direct transaction expenses incurred, regardless of the order in which the trades took place or the intent of the person making the transactions.  It is the responsibility of the Section 16 Insider to monitor his/her transactions to determine if short-swing profits have been realized.  The Section 16 Insider should seek assistance from the Insider Trading Compliance Officer if he/she has questions regarding such transactions.

Section 16 Insiders should recognize that the rules under Section 16 are complex and beyond the scope of this Policy.  Certain terms used in Rules I1-I3 have the meanings as defined in the rules promulgated by the SEC under Section 16, as well as case law.  Section 16 Insiders are encouraged to consult with the Insider Trading Compliance Officer or other designated person regarding compliance with Section 16 and the SEC rules.
Transactions for the Account of NBT or its Customers.
Rules G1, G2, S1 and S2 apply to all transactions effected by a director or employee for the account of NBT or any customer, if the director or employee has or shares control over the decision to make such transactions.
Other Restrictions.
In addition to Rules G1, G2, S1 and S2, other restrictions may apply to transactions effected by a person covered by this Policy.  Refer to the NBT Bancorp Inc. 2018 Omnibus Incentive Plan for specific restrictions related to each eligible award.
Exempt Transactions.
E1.
Rules G1, S1 and S2 do not restrict acquisitions or cash exercises of stock options, stock appreciation rights, warrants, rights or other derivative securities or interests under a compensation plan established by the issuer of the underlying securities or to the vesting of restricted stock.  This exemption includes compensation plans established by NBT Bancorp or any other issuer.  This exemption does not exempt the sale of the underlying securities, including sales in a broker’s “cashless exercise.”  Rules G1, S1 and S2 also do not restrict transactions to withhold shares to cover taxes owed when restricted stock vests, as part of an NBT Bancorp equity compensation plan.

E2.
Rules G1, S1, and S2 do not restrict reinvestment of dividends pursuant to an issuer’s dividend reinvestment plan.  This exemption does not exempt the voluntary purchases of securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. Rules G1, S1, and S2 also apply to your sale of any securities purchased pursuant to the plan. Senior Officers/Directors and Section 16 Insiders may only enter NBT Bancorp’s Automatic Dividend Reinvestment and Stock Purchase Plan while the trading window referred to in Rule S1 is “open.”

E3.
Rules G1, S1 and S2 do not apply to transactions which are made pursuant to a “contract, instruction or plan” in accordance with Rule 10b5-1(c) promulgated by the SEC, provided the provisions of that rule (which are generally described below) and this Rule E3 are satisfied.

Under Rule 10b5-1(c), even if you are aware of material non-public information concerning an issuer or its securities, a purchase or sale of those securities will not be considered to be “on the basis of” that information, and thus will not violate insider trading laws, if you can demonstrate that:
•
before becoming aware of the information, you entered into a binding contract to purchase or sell the security, instructed another person to purchase or sell for your account or adopted a written plan for trading such securities;

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that contract, instruction or plan either (1) specified the amount of securities to be traded and the price and date of the transactions;  (2) included a written formula or algorithm, or computer program, for determining the amount of securities to be traded and the price and the date of the transactions; or (3) did not permit you to exercise any subsequent influence over how, when or whether to effect purchases or sales (and any other person who, pursuant to the contract, instruction or plan, did exercise such influence was not aware of the material non‑public information when doing so);

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the actual purchase or sale was pursuant to the contract, instruction or plan (including that you did not alter or deviate from the contract, instruction or plan or enter into or alter a corresponding or hedging transaction or position);

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the contract, instruction or plan was given or entered into in good faith and not as part of a plan or scheme to evade insider trading prohibitions, and the contract, instruction or plan was conducted or operated in good faith.

Rule 10b5-1(c) further provides that:
•	trades under the contract, instruction or plan may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1***;

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if the plan was entered into by a Section 16 Insider, the plan must include representations that (i) the Section 16 Insider is not aware of material non-public information about the issuer or its securities; and (ii) the Section 16 Insider is adopting the plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions;

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you may not have more than one contract, instruction or plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and

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you may not have more than one single-trade contract, instruction or plan (i.e. a contract, instruction or plan designed to effect the open-market purchase or sale of the total amount of securities covered by the contract, instruction or plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.

*** For Section 16 Insiders, the cooling-off period currently set forth in Rule 10b5-1 is the later of (i) 90 days after execution of the contract, instruction or plan or (ii) two business days following the filing of the Form 10-K or Form 10-Q for the reporting period in which the contract, instruction or plan was adopted. For all others, the cooling-off period is 30 days after the adoption of the contract, instruction or plan.

Accordingly, Rules G1, S1 and S2 will not restrict transactions pursuant to a contract, instruction or plan if such transactions satisfy the requirements of Rule 10b5-1(c) and the following requirements:
(a)	No Senior Officer/Director may enter into or amend a binding contract for a transaction in securities of NBT Bancorp except during an open window period in accordance with Rule S1.

(b)	No Senior Officer/Director may enter into a binding contract, give an instruction or adopt a plan for transactions in securities of any issuer which at such time is a Restricted Issuer.

(c)
Any plan adopted or amended by a Senior Officer/Director with respect to transactions in securities of NBT Bancorp must be approved by the Insider Trading Compliance Officer or other designated person prior to the date on which any transaction is to be effected under the plan.  Senior Officers/Directors must submit a proposed plan or plan amendment sufficiently in advance of the first desired transaction to permit the Insider Trading Compliance Officer adequate time for review.  Senior Officers/Directors should anticipate that the Insider Trading Compliance Officer may have comments on and require modifications to the plan or plan amendment prior to it becoming effective, and should allow sufficient time accordingly.  The plan or any plan amendments must satisfy the requirements of Rule 10b5-1(c).  Also, the Insider Trading Compliance Officer may require that a plan provide for transactions to be suspended during certain periods as may be required by NBT to satisfy the requirements of Rule 10b‑18 promulgated by the SEC or comply with any “lock-ups” requested by the underwriters of any offering of securities by NBT Bancorp. Senior Officer/Directors must promptly report to the Insider Trading Compliance Officer or other designated person the termination of any contract, plan or instruction.

(d)
If any Senior Officer/Director enters into a contract, gives an instruction or adopts a plan under which a transaction in securities (of NBT or another issuer) is to be effected at a time at which Rule S1 or S2 would not permit such transaction in the absence of this Rule E3, such Senior Officer/Director shall report such contract, plan or instruction to the Insider Trading Compliance Officer promptly after entering into, giving or adopting such contract, instruction or plan (or, if later, the date the applicable issuer is considered a Restricted Issuer).

(e)
Under SEC rules, NBT is required to provide quarterly disclosure regarding the adoption, termination, and materials terms of a contract, instruction or plan of the Section 16 Insiders. NBT may also make public disclosure of a contract, instruction or plan of other Senior Officer/Directors if NBT deems such disclosure appropriate.  Any Section 16 Insider and Senior Officer/Director, by entering into a contract, giving an instruction, or adopting a plan authorizes NBT to make such disclosure.

(f)
Paragraphs (a) to (f) also apply to any contract, plan or instruction of a family member of a Senior Officer/Director or any other person associated with a Senior Officer/Director as described under “Persons to whom the Rules apply.”

We encourage all directors and employees to consider making use of Rule 10b5-1(c)(1), and especially adopting trading plans, as a convenient method for trading in NBT Bancorp securities without the potential for insider trading violations.  You may contact the Insider Trading Compliance Officer for further advice on instituting a trading plan.

Confidential Information

NBT has a long-standing policy regarding the protection of confidential information.  For obvious reasons, the protection of confidential or non‑public information of our customers and potential customers (and other companies with which we deal), as well as our own confidential information, must be a constant concern.  This information must be handled with integrity and discretion.
As discussed above, federal securities laws provide that a person who communicates inside information (i.e., a “tipper”) to another person (i.e., a “tippee”) may also be liable if that other person trades in a security based on such information.  Also, federal securities laws provide NBT certain defenses to insider trading claims if, among other things, NBT has adopted/implemented reasonable policies and procedures concerning inside information.  Consequently, in addition to your obligation of confidentiality owed to NBT’s customers and prospective customers, if you obtain confidential information about NBT or any other company through your employment with NBT, you are strictly forbidden to disclose that information to any person, including any person within NBT, except as expressly permitted below or authorized by the Insider Trading Compliance Officer or the Board.
The rules set forth below are designed to further not only compliance with insider trading laws, but also to protect all confidential information in the possession of NBT and its directors and employees (such as a customer’s deposit account balances or credit history with an affiliate bank):
•	Confidential information may not be disclosed to an employee unless that person has a need to know such information in connection with his or her employment or supervisory responsibilities.

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Confidential information may not be disclosed to a representative of an outside firm retained by NBT (e.g., a law firm, accounting firm or other professional services firm) unless that person needs to know the information in connection with the services to be provided by the firm to NBT.

•	Confidential information concerning a transaction may be shared with other participants in the transaction, but only to the extent appropriate under the circumstances.

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Whenever confidential information must be disclosed to an employee, representative of an outside firm or participant in a transaction, the recipient of such information must be apprised of the confidential nature of the information and that he or she has a duty to protect the confidentiality of the information.

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Confidential information regarding a customer or other person with whom NBT does business may be disclosed if specifically authorized in writing by such customer or other person, or if required by law or legal process.  Except for disclosures of such type in the ordinary course of business, any such disclosures must be approved by the Insider Trading Compliance Officer.

•	Confidential information should not be discussed where unauthorized persons may overhear the discussion.

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Precautions should be taken to ensure that unauthorized persons do not gain access to written or other materials containing confidential information. When appropriate, such precautions include locking materials in drawers overnight, delivering materials in sealed envelopes, shredding documents and marking confidential documents “confidential.”

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Confidential information stored on personal computers and diskettes must be properly secured to prevent unauthorized persons from accessing such data.  At a minimum, employees must keep identification and access codes confidential.

Ethical Walls.
Because NBT is a diversified financial institution, one unit may have inside information about an issuer while another unit may wish to buy or sell that issuer’s securities or recommend a purchase or sale of such securities.  To be able to engage in these activities without violating insider trading laws or being subject to breach of fiduciary duty claims, information blocking devices have been established.  An ethical wall separates units that are likely to receive inside information from units that purchase or sell, or recommend the purchase or sale of, securities.  Therefore, the following rules shall be observed:
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Inside information obtained by personnel working in commercial lending or loan review (hereinafter referred to as “Potential Insider Functions”) must not be disclosed to Trust Officers. Trust Officers generally do not have a need to know inside information, especially if such information is in the possession of personnel in Potential Insider Functions.  Therefore, communications by personnel in Potential Insider Functions with Trust Officers must be limited to such communications as are consistent with valid business, work related and similar needs.  All unnecessary communications between Trust Officers and personnel in Potential Insider Functions should be avoided.

Notwithstanding the above rules, certain personnel of NBT are by necessity above the ethical wall.  These persons include members of the Board, Executive Management Team and Operating Committee.  These individuals cannot rely on the procedural safeguards of an ethical wall and, therefore, need to be particularly careful to avoid any improper use or dissemination of not only inside, but all confidential, information.
As appropriate, certain NBT subsidiaries or divisions should establish their own procedures to further reduce the possibility of inside or other confidential information being communicated to persons who should not have access to that information.  A common example of when a supplementary ethical wall needs to be erected involves commercial lending, where employees possessing information relating to a proposed loan to one borrower should be insulated from employees working on a proposed loan to another borrower if the two borrowers are competing for the acquisition of the same company.

Noncompliance

An employee or director who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to disciplinary action, which could include termination of employment or as a director.  In addition, all violations of criminal laws applicable to NBT’s business may be reported to appropriate authorities for prosecution.

Approved by the Board on December 18, 2023